Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated June 8, 2018 to the Prospectus dated

May 15, 2018. Registration Statement

No. 333-224935

Valmont Industries, Inc.

$200,000,000 5.000% Senior Notes due 2044
$55,000,000 5.250% Senior Notes due 2054

Issuer:	Valmont Industries, Inc.

Guarantees:

The Notes will be fully and unconditionally guaranteed by the guarantors, which consist of the same subsidiaries that guarantee the Issuer’s revolving credit facility. The Notes will cease to be guaranteed by a subsidiary if such subsidiary is released from its guarantees of the Issuer’s other indebtedness and such other guarantees have been released other than through discharges as a result of payment by such subsidiary on such guarantees.

Type:	SEC Registered

Expected Ratings* (Moody’s/S&P)	Baa3/BBB+

Pricing Date:	June 8, 2018

Settlement Date:	June 19, 2018 (T + 7)

Principal Amount:	$200,000,000 reopening for a total amount of US$450,000,000	$55,000,000 reopening for a total amount of US$305,000,000

Maturity:	October 1, 2044	October 1, 2054

Benchmark:	3.000% due February 15, 2048	3.000% due February 15, 2048

Benchmark Yield:	3.076%	3.076%

Re-Offer Spread to Benchmark:	T + 239.2 bps	T + 270 bps

Coupon:	5.000%	5.250%

Price to Public:	93.510% plus an aggregate of US$2,166,666.67 of accrued interest	92.038% plus an aggregate of US$625,625.00 of accrued interest

Yield to Maturity:	5.468%	5.776%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2018. Initial interest payment to include interest from, and including, April 1, 2018	April 1 and October 1, commencing October 1, 2018. Initial interest payment to include interest from, and including, April 1, 2018

Make-whole Call:	Callable at any time prior to April 1, 2044 (six months prior to the maturity date) at the greater of par and the make-whole redemption price (Treasury plus 30 basis points)	Callable at any time prior to April 1, 2054 (six months prior to the maturity date) at the greater of par and the make-whole redemption price (Treasury plus 35 basis points)

Par Call:	On or after April 1, 2044	On or after April 1, 2054

CUSIP/ISIN:	920253AF8 / US920253AF89	920253AE1 / US920253AE15

Use of Proceeds:	The net proceeds will be used for general corporate purposes, including to finance the redemption of a portion or all of the outstanding 6.625% Senior Notes due 2020

Joint Book-Running Managers:	J.P. Morgan Securities LLC Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	ANZ Securities, Inc. Citigroup Global Markets Inc. Rabo Securities USA, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about June 19, 2018, which is the seventh business day following the date of the pricing of the notes. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling J.P. Morgan Securities LLC (1-212-834-4533).